NEWS BULLETIN RE: CLAIRE’S STORES, INC.

3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES APPOINTS J. PER BRODIN SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
OFFICER

PEMBROKE PINES, FLORIDA, February 11, 2008 – Claire’s Stores, Inc., a leading specialty retailer offering value-priced jewelry and accessories, today announced the appointment of J. Per Brodin, as its Senior Vice President and Chief Financial Officer.

Per will serve in this position as an important addition to our Senior Management Team.  He will lead the transformation of our finance group to assume a broader role of operating partner and trusted advisor globally, in addition to the important financial reporting and compliance functions. He will also have responsibility for Loss Prevention and North American Planning and Allocation. He will report to the CEO.

Gene Kahn, CEO, commented, “I am excited and would like to welcome Per to the Claire’s team. He is a highly capable individual with an extensive background and a wealth of experience within and outside of retail. Building on this foundation he will be able to drive financial results while simultaneously directing and managing our financial team across our global business. His thirteen years of experience at Arthur Andersen, the final two in their Professional Standards Group, before joining May Department Stores, where I first met him, underscores the high level of financial accounting and management skills he brings to his new position, and which will  benefit Claire’s as we move forward.”

Per joins Claire’s with a considerable background. He previously served as Senior Vice President, Chief Accounting Officer/Chief Financial Officer at Centene Corporation, a $3 billion health care provider, where he was responsible for managing financial objectives for a company with a 50% top line growth in two of the three years he was with the company.

At May, he served as Vice President, Accounting and Reporting, a position that included, among other responsibilities, directing all external reporting for the corporation, serving as corporate controller while overseeing the accounting group and participating in acquisition diligence and merger integration.

“Claire’s is a recognized leader in the retail industry. I am excited to join this team and partner in leading a Company with such a bright future,” said Per Brodin. “I am particularly pleased to be working in the retail industry again, and be part of a management team that is committed to build on the strong base the Company currently has and position it for future growth and superior performance.”

Per succeeds Ira Kaplan, who served Claire’s for 20 plus years and was instrumental in helping the Company grow to its current presence. “Ira has been a stalwart member of the Claire’s team, having played a major role in the Company’s impressive growth, and also actively participated in the Company’s recent sale to Apollo Management. I want to acknowledge Ira’s contribution to Claire’s success, and for the assistance he provided me over the past eight months while our Company has been privately held. I am pleased that Ira will also assist during this transition. He has our very best wishes for continued success and happiness,” said Gene Kahn.

Company Overview
Claire’s Stores, Inc. is a leading specialty retailer of value-priced jewelry and accessories for girls and young women through its two store concepts: Claire’s and Icing. While the latter operates only in North America, Claire’s operates internationally. As of February 2, 2008, Claire’s Stores, Inc. operated 3,040 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Belgium, and the Netherlands. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 198 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. The Company also franchises 166 stores in the Middle East, Turkey, Russia, Poland, and South Africa.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Annual Report on Form 10-K and Form 10-Q Equivalent are available on Claire’s business website at: http://www.clairestores.com.

Contact Information:
Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations
Phone:	(212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com